Exhibit 99.1

Rightscorp Announces Third Quarter 2014 Results

Company Delivers 282% Growth in Year-Over-Year Revenues Based on Increases in Copyrights,
ISP Participation, and Settlements Closed

Santa Monica, Calif. – November 14, 2014 – Rightscorp (OTCQB: RIHT), the leading provider of monetization services for artists and holders of copyrighted Intellectual Property (IP), today announced financial results for the third quarter of 2014 ended September 30, 2014.

Financial Highlights:

●	Company increased revenues due to growth in copyrights, ISP participation, and settlements closed;

●	282% increase in revenues to $248,387 for the third quarter ended September 30, 2014, from $64,949 for the same period in 2013;

●	313% increase in revenues to $688,801 for the nine months ended September 30, 2014 from $166,875 for the same period of 2013. Revenues for first nine months 2014 have already significantly exceeded full year 2013; and

●	Balance sheet improvements include a material increase in cash and cash equivalents of $2,646,388 on September 30, 2014 from $36,331 on December 31, 2013. The increases in cash and other fixed assets resulted in growth of total assets of $3,129,154 on September 30, 2014 from $146,223 on December 31, 2013.

Operational Highlights:

●	Closed $2.65 million in private equity financing led by institutional investors to accelerate expansion in automation, increase ingestion of content, propel growth trend, and bring Company towards profitability;

●	Increased Internet Service Providers (ISPs) participation to over 140, covering an estimated 15% of homes in the U.S.;

●	Reported 130,000 copyright infringement cases closed as of September 30, 2014, up from 75,000 for Q2 representing an approximate 73% increase;

●	Expanded representation into the music market, secured representation agreement with Bicycle Music Company, and open discussions with other companies in different sectors; and

●	Appointed Chief Operating Officer Robert Steele as President and named Brett M. Johnson as Chairman of the Board.

Robert Steele, Rightscorp President and COO commented, “We generated an impressive 282% increase in revenues this quarter. This was driven by an increase in the number of copyrights ingested into our system from approximately 21,000 on September 30, 2013 to approximately 160,000 on September 30, 2014. Quarter over quarter growth was relatively flat due to the demands on our computer systems as the increase in copyrights ingested exceeded their capacity. The additional financing we recently closed will provide additional equipment and bandwidth to meet these demands.”

Rightscorp CEO Christopher Sabec, added, “In the third quarter, we grew our operational metrics and expanded our representation of copyrights. Our proprietary technology has only begun impacting the industry and we have secured deals with The Royalty Network and the Bicycle Company. Our year-over-year growth figures are indicative of the strength in our business and we are proud to report that in the nine months ended September 30, 2014, we have already exceeded what we generated for the full year in 2013 by more than 100%. Also, during the quarter, we reported having thirty patents pending worldwide to identify, monitor, and monetize peer-to-peer copyright infringement and believe we have the strongest and most effective solution in combating illegal file sharing. We are very encouraged by the opportunities we’ve generated thus far and believe we offer a very compelling investment proposition to our investors.”

Third Quarter 2014 Financial Summary

For the third quarter of 2014 ended September 30, 2014, the Company generated total revenues of $248,387, an increase of $183,438 or 282% from $64,949 in the same period in 2013.

For the third quarter of 2014, operating expenses totaled $1,052,115, compared to $525,545 for prior-year quarter. The increase in fees was due to payroll expenses and fees paid to copyright holders in the period. General and administrative expenses were $896,098 for the quarter ended September 30, 2014 compared to $459,821 for the year-ago quarter, due to increased wages, professional and investment banking fees, and travel and other expenses related to securing financing.

Sales and marketing costs were $16,872 for the third quarter of 2014, from $25,242 for the third quarter of 2013, a decrease of $8,370. Depreciation and amortization expenses were $14,951 during the quarter ended September 30, 2014, an increase of $6,941 as compared to $8,010 in the year-ago quarter.

Other expense totaled $150,328 during the three months ended September 30, 2014, a decrease from $72,519 from the three months ended September 30, 2013, due to decreased interest owed on convertible notes used to finance operations.

During the three months ended September 30, 2014, the Company recorded a net loss of $653,400 or $(0.01) compared to $533,115, or $(0.01) for the three months ended September 30, 2013.

Nine Months ended September 30, 2014

For the nine months ended September 30, 2014, Rightscorp reported $688,801 in revenues, an increase of $521,926 or 313% over revenues from $166,875 for the same period in 2013. This increase in revenue was driven by an increase in the number of copyrights ingested into the system for which the Company has contracts to monitor for infringements, from approximately 21,000 on September 30, 2013 to approximately 160,000 on September 30, 2014.

Rightscorp incurred operating expenses of $2,876,584 during the nine months ended September 30, 2014, as compared to $1,282,629 for the nine months ended September 30, 2013. This increase was due to increased payroll expenses and fees paid to copyright holders in the period. General and administrative expenses were $2,420,447 for the period ended September 30, 2014, compared to $1,107,682 for the nine months ended September 30, 2013, due to increased wages expenses, professional and investment banking fees, and travel and other expenses related to securing financing.

Sales and marketing costs were $72,428 for the period ended September 30, 2014 compared to $67,960 for the nine months ended September 30, 2013, an increase of $4,468 due to increased presence at industry conferences to meet potential clients.

Depreciation and amortization expenses were $39,308 during the nine months ended September 30, 2014, an increase of $15,756 as compared to $23,552 for the nine months ended September 30, 2013. Other expenses totaled $129,102 during the nine months ended September 30, 2014.

Net loss attributable to common shareholders was $2,058,681, or $(0.03) compared to $1,328,410 or $(0.02) for the nine months ended September 30, 2013.

At September 30, 2014, the Company had cash and cash equivalents of $2,646,388.

Conference call information:

Date: Friday, November 14, 2014

Time: 4:15 P.M. Eastern Time (ET)

Dial in Number for U.S. & Canadian Callers: 877-407-9129

Dial in Number for International Callers (Outside of the U.S. & Canada): 201-493-6753

Participating on the call will be Rightscorp Chief Executive Officer Christopher Sabec and Chief Operating Officer Robert Steele, who will discuss operational and financial highlights for the third quarter of 2014.

To join the live conference call, please dial into the above referenced telephone numbers five to ten minutes prior to the scheduled conference call time. A live webcast and archive of the call will also be available on Rightscorp’s website at:. http://rightscorp.equisolvewebcast.com/q3-2014.

A replay will be available for 14 days starting on November 14, 2014 at approximately 8:00 P.M. (ET). To access the replay, please dial 1-877-660-6853 in the U.S. and 1-201-612-7415 for international callers. The conference ID# is 418309.

About Rightscorp, Inc.

Rightscorp (OTCQB: RIHT) is a leading provider of monetization services for artists and holders of copyrighted Intellectual Property (IP). The Company’s patent pending digital loss prevention technology focuses on the infringement of digital content such as music, movies, software, books, and games and ensures that owners and creators are rightfully paid for their IP. Rightscorp implements existing laws to solve copyright infringements by collecting payments from illegal file sharing activities via notifications sent through Internet Service Providers (ISPs). The Company’s technology identifies copyright infringers, who are offered a reasonable settlement option when compared to the legal liability defined in the Digital Millennium Copyrights Act (DMCA). Based on the fact that 22% of all Internet traffic is used to distribute copyrighted content without permission or compensation to the creators, Rightscorp is pursuing an estimated $2.3 billion opportunity and has monetized major media titles through relationships with industry leaders. http://www.rightscorp.com/

Safe Harbor Statement

This press release may include forward-looking statements. All statements other than statements of historical fact included in this press release, including, without limitation, statements regarding the Company’s anticipated financial position, business strategy and plans and objectives of management of the Company for future operations, are forward-looking statements. When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” and similar expressions, as they relate to the Company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors not limited to, general economic and business conditions, competitive factors, changes in business strategy or development plans, the ability to attract and retain qualified personnel, and changes in legal and regulatory requirements. Such forward-looking statements reflect the current views of the Company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this paragraph.

For further investor and media information contact:

Andrew Haag

Managing Partner

IRTH Communications

rightscorp@irthcommunications.com

1-866-976-4784

[Financial Tables to Follow]

Rightscorp, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Revenue	$248,387	$64,949	$688,801	$166,875

Operating expenses:
Copyright holder fees	124,194	32,472	344,401	83,435
General and administrative	896,098	459,821	2,420,447	1,107,682
Sales and marketing	16,872	25,242	72,428	67,960
Depreciation and amortization	14,951	8,010	39,308	23,552
Total operating expenses	1,052,115	525,545	2,876,584	1,282,629

Loss from operations	(803,728)	(460,596)	(2,187,783)	(1,115,754)

Other expenses:
Interest expense	(5,009)	(72,519)	(26,235)	(212,656)
Gain on Settlements	169,950	-	169,950	-
Loss on derivative liability	(14,613)	-	(14,613)	-
Total other expenses	150,328	(72,519)	129,102	(212,656)

Loss from operations before income taxes	(653,400)	(533,115)	(2,058,681)	(1,328,410)

Provision for income taxes	-	-	-	-

Net loss	$(653,400)	$(533,115)	$(2,058,681)	$(1,328,410)

Net loss per share – basic and diluted	(0.01)	$(0.01)	(0.03)	(0.02)

Weighted average common shares – basic and diluted	77,246,760	60,513,010	72,792,882	60,284,914

Rightscorp, Inc.

Consolidated Balance Sheets

(Unaudited)

	September 30, 2014	December 31, 2013
	(Unaudited)
Assets
Assets
Cash	$2,646,388	$36,331
Prepaid expenses	355,316	19,639
Total Current Assets	3,001,704	55,970
Other Assets
Fixed assets, net	106,325	56,453
Intangible assets, net	21,125	33,800
Total Assets	$3,129,154	$146,223

Liabilities and Stockholders’ Deficit
Current Liabilities:
Accounts payable and accrued liabilities	$455,058	$928,304
Convertible notes payable, net of discount of $100 and $10,891	60,000	202,609
Derivative liability	3,698,197	-
Total Current Liabilities	4,213,255	1,130,913
Total Liabilities	4,213,255	1,130,913

Stockholders’ Deficit:
Preferred stock, $.001 par value; 10,000,000 shares authorized; null shares issued and outstanding	-	-
Common stock, $.001 par value; 250,000,000 shares authorized; 90,171,469 and 68,797,102 shares issued and outstanding, respectively	90,171	68,797
Common stock to be issued	-	380,000
Stock subscription payable	(250,000)	-
Additional paid in capital	5,375,081	2,807,185
Accumulated deficit	(6,299,353)	(4,240,672)
Total stockholders’ deficit	1,084,101	(984,690)
Total Liabilities and Stockholders’ Deficit	$3,129,154	$146,223